Exhibit 10.c.vi

Stock Option Award Agreement

Dear __(Participant Name)__:

This letter is to inform you that the Organization and Compensation Committee (the “Committee”) of the Board of Directors of Masco Corporation (the “Company”) has granted you the following Stock Option Award (the “Option”) under the Masco Corporation 2014 Long Term Stock Incentive Plan (the “Plan”):

Grant Date	Option Shares Awarded	Grant Price Per Share	Vesting Schedule	Expiration Date
(Grant Date)	(# of Awards Granted)		(Vesting Schedule Dates & Quantities)	(10 Years from Grant Date)

You must accept this grant within 30 days of this notification, or it will be canceled without consideration and will be of no further force or effect. By accepting this Option, you voluntarily agree to the Terms and Conditions attached to this letter as Annex A (the “Terms and Conditions”) and to the provisions of the Plan, and acknowledge that:

•	You have read and understand the Terms and Conditions and the Plan and agree that all of your rights to this Award are embodied therein.

•
You have received or have access to all of the documents referred to in the Terms and Conditions and the Plan prospectus. Copies of the Company’s latest annual report to stockholders and proxy statement are available in the “Plan & Grant Document” section of NetBenefits.com.

•
There are no other commitments or understandings currently outstanding with respect to any other grants of options, restricted stock, restricted stock units, phantom stock or stock appreciation rights, except as may be evidenced by a written agreement between you and the Company.

Please contact Stock Plan Services at (313) 792-6667 or at StockPlanServices@mascohq.com if you have any questions or concerns regarding this information.

Sincerely,

MASCO CORPORATION

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ANNEX A

MASCO CORPORATION

TERMS AND CONDITIONS OF
NON-QUALIFIED STOCK OPTIONS GRANTED
UNDER THE MASCO CORPORATION
2014 LONG TERM STOCK INCENTIVE PLAN
December 17, 2019

Terms not defined in these Terms and Conditions have the meanings given to them in the Masco Corporation (the “Company”) 2014 Long Term Incentive Plan (the “Plan”).

You have been granted a stock option.

This Option grants you the right to purchase shares of Company common stock (“Share”), at a price per Share which shall not be less than 100% of the fair market value of a Share on the date the Award is granted (“Grant Date”), subject to the terms and conditions of the Option.

“Employment” or “employed” shall be deemed to refer to employment by the Company and its subsidiaries and shall not include employment by an Affiliate that is not a subsidiary of the Company unless the Committee so determines at the time such employment commences.

This Option is exercisable as provided in this Award Agreement.

This Option is exercisable cumulatively in installments as set forth in this Award Agreement, provided that, subject to the paragraph immediately below, on each date of exercise you qualify to exercise such Option under the provisions of this Award Agreement and the Plan. All installments of this Option must be exercised no later than ten years after the Grant Date (the “Option Exercise Period”); all unexercised installments or portions thereof shall lapse and the right to purchase Shares pursuant to this Option shall be of no further effect after such date.

Certain provisions apply if your employment is terminated.

If you have remained employed by the Company for one year after the Grant Date and if you retire as an employee of the Company and your retirement occurs on or after you attain (i) age 65, or (ii) age 55 and have at least 10 years of continuous employment with the Company, then this Option shall continue and shall become exercisable as though your employment had not been terminated, subject to the other provisions of this Award Agreement and the Plan. If, your employment is terminated for any reason during the Option Exercise Period, other than retirement at least one year after the Grant Date and as otherwise provided in the preceding sentence, this Option shall terminate in accordance with Section 6(a)(ii)(E) of the Plan.

If your employment with the Company is terminated for any reason, other than death, permanent and total disability, retirement from the Company on or after you attain (i) age 65, or (ii) age 55 and have at least 10 years of continuous employment with the Company, or the sale or other disposition of the business or subsidiary employing you, and other than a termination of employment in connection with a Change in Control, and if any installments of this Option became exercisable within the two year period prior to the date of such termination (such installments being referred to as the “Subject Options”), by accepting this Option you agree that the following provisions will apply:

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(1)
Upon the demand of the Company you will pay to the Company in cash within 30 days after the date of such termination the amount of income realized for income tax purposes from the exercise of any Subject Options prior to the date of such termination, net of all federal, state and other taxes payable on the amount of such income, plus all costs and expenses of the Company in any effort to enforce its rights hereunder; and

(2)
Any right you would otherwise have, pursuant to the terms of this Award Agreement, including these Terms and Conditions, or the Plan to exercise any Subject Options on or after the date of such termination, shall be extinguished as of the date of such termination.

To the extent permitted under applicable law, the Company shall have the right to set off or withhold any amount owed to you by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by you under this Award Agreement.

You agree not to engage in certain activities.

Notwithstanding the foregoing, if at any time you engage in an activity following your termination of employment which in the sole judgment of the Committee is detrimental to the interests of the Company, a subsidiary or an Affiliate, all unexercised installments of this Option or portions thereof will be forfeited to the Company. You acknowledge that such activity includes, but is not limited to, Business Activities.

You agree, in consideration for the grant of this Option and regardless of whether this Option becomes exercisable or is exercised, while you are employed or retained as a consultant by the Company or any of its subsidiaries and for a period of one year following any termination of your employment and, if applicable, any consulting relationship with the Company or any of its subsidiaries other than a termination in connection with a Change in Control, not to engage in, and not to become associated in a “Prohibited Capacity” (as defined below) with any other entity engaged in, any Business Activities and not to encourage or assist others in encouraging any employee of the Company or any of its subsidiaries to terminate employment or to become engaged in any such Prohibited Capacity with an entity engaged in any Business Activities. “Business Activities” shall mean the design, development, manufacture, sale, marketing or servicing of any product or providing of services competitive with the products or services of (x) the Company or any subsidiary if you are employed by or consulting with the Company at any time while this Option is outstanding, or (y) the subsidiary employing or retaining you at any time while this Option is outstanding, to the extent such competitive products or services are distributed or provided either (1) in the same geographic area as are such products or services of the Company or any of its subsidiaries, or (2) to any of the same customers as such products or services of the Company or any of its subsidiaries are distributed or provided. “Prohibited Capacity” shall mean being associated with an entity as an employee, consultant, investor or another capacity where (1) confidential business information of the Company or any of its subsidiaries could be used in fulfilling any of your duties or responsibilities with such other entity, (2) any of your duties or responsibilities are similar to or include any of those you had while employed or retained as a consultant by the Company or any of its subsidiaries, or (3) an investment by you in such other entity represents more than 1% of such other entity’s capital stock, partnership or other ownership interests.

Should you breach any of the restrictions contained in the preceding paragraph, by accepting this Option you agree, independent of any equitable or legal remedies that the Company may have and without limiting the Company’s right to any other equitable or legal remedies, to pay to the Company in cash immediately upon the demand of the Company (1) the amount of income realized for income tax purposes from the exercise of any portion of this Option, net of all federal, state and other taxes payable on the amount of such income, but only to the extent such exercises occurred on or after your termination of employment or, if applicable, any consulting relationship with the Company or its subsidiary or within the two year period prior to the date of such termination, plus (2) all costs and expenses of the Company in any effort to enforce its rights under this or the preceding paragraph. To the extent permitted under applicable law, the Company shall have the right to set off or withhold any amount owed to you by the Company or any of its subsidiaries or affiliates for any amount owed to the Company by you under this Award Agreement.

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You agree to the Committee’s authority with respect to the Award and to the application of the Company’s Dispute Resolution Policy.

Section 3 of the Plan provides, in part, that the Committee shall have the authority to interpret the Plan, the Award Agreement, this Option and any related document and decide all questions and settle all controversies and disputes relating thereto. It further provides that the determinations, interpretations and decisions of the Committee are within its sole discretion and are final, conclusive and binding on all persons.

In addition, you and the Company agree that if for any reason a claim is asserted against the Company or any of its subsidiaries or affiliated companies or any officer, employee or agent of the foregoing which (1) is within the scope of the Company’s Dispute Resolution Policy (the terms of which are incorporated herein, as it shall be amended from time to time); (2) subverts the provisions of Section 3 of the Plan; or (3) involves any of the provisions of the Award Agreement or the Plan or the provisions of any equity awards or other agreements relating to Company common stock or the claims of yourself or any persons to the benefits thereof, in order to provide a more speedy and economical resolution, the Dispute Resolution Policy shall be the sole and exclusive remedy to resolve all disputes, claims or controversies which are set forth above, except as otherwise agreed in writing by you and the Company or a subsidiary of the Company. It is our mutual intention that any arbitration award entered under the Dispute Resolution Policy will be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction. Notwithstanding the provisions of the Dispute Resolution Policy, however, the parties specifically agree that any mediation or arbitration required by this paragraph shall take place at the offices of the American Arbitration Association located in the metropolitan Detroit area or such other location in the metropolitan Detroit area as the parties might agree. The provisions of this paragraph: (a) shall survive the termination or expiration of the Award Agreement, (b) shall be binding upon the Company’s and your respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim based upon the Award Agreement, (c) shall supersede the provisions of any prior agreement between you and the Company or its subsidiaries or affiliated companies with respect to any of the Company’s stock option, restricted stock, restricted stock unit or other stock-based incentive plans to the extent the provisions of such other agreement requires arbitration between you and your employer, and (d) may not be modified without the consent of the Company. Subject to the exception set forth above, you and the Company acknowledge that neither of us nor any other person asserting a claim described above has the right to resort to any federal, state or local court or administrative agency concerning any such claim and the decision of the arbitrator shall be a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute.

This Option grant does not imply any employment or consulting commitment by the Company.

You agree that the grant of this Option and acceptance of this Option does not imply any commitment by the Company, a subsidiary or affiliated company to your continued employment or consulting relationship, and that your employment status is that of an employee‑at‑will and in particular that the Company, its subsidiary or affiliated company has a continuing right with or without cause (unless otherwise specifically agreed to in writing executed by you and the Company) to terminate your employment or other relationship at any time. You agree that your acceptance represents your agreement not to terminate voluntarily your current employment (or consulting arrangement, if applicable) for at least one year from the Grant Date unless you have already agreed in writing to a longer period.

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You agree to comply with applicable tax requirements and to provide information as requested.

You agree to comply with the requirements of applicable federal and other laws with respect to withholding or providing for the payment of required taxes. You also agree to promptly provide such information with respect to Shares acquired pursuant to this Option, as may be requested by the Company or any of its subsidiaries or affiliated companies.

The Award Agreement shall be governed by and interpreted in accordance with Michigan law.

The headings set forth herein are for informational purposes only and are not a substantive part of these Terms and Conditions.

These Terms and Conditions are effective for grants made on or after the date hereof.

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